Exhibit (a)(1)(I)

Team,

When I joined RxSight last month, I said that one of my first priorities would be to listen and learn, to understand what is working well, what should never change, where we can remove roadblocks, and where we need clearer focus as we look to ignite our next phase of growth. Today, I am pleased to share an important step in that direction. Our Board of Directors has approved a voluntary, one-time employee equity exchange program for eligible employees who hold substantially underwater stock options.

This is not routine. Programs like this are rare and represent a meaningful departure from typical equity compensation practices. We are taking this step because the Board and leadership team believe it is right for our employees and for RxSight’s long-term future.

RxSight’s success depends on our people. Our employees are critical to executing our strategy, supporting our customers, advancing our technology, and helping physicians improve patients’ lives. We want to ensure our compensation programs continue to support focus, retention, motivation, and long-term alignment.

Equity has always been an important component of our total compensation philosophy and how RxSight attracts, retains, and motivates talented people. Over the past couple of years, however, the decline in our stock price has left many employees holding substantially underwater options, meaning the exercise price is higher than the current market price of our common stock, severely limiting the effectiveness of these awards to motivate and retain some of our most critical team members.

The equity exchange program is designed to address that issue in a disciplined and thoughtful way. Eligible employees may voluntarily exchange certain eligible stock option grants for a specified number of restricted stock units, or, for named executive officers, options, with new vesting schedules. Participation is entirely optional. If you choose not to participate, or take no action, you will keep your existing options under their current terms.

This program does not change the fact that we must deliver on the opportunity ahead of us, and it does not guarantee any specific value. Value must still be earned through execution, performance, accountability, and results. But the program gives eligible employees a clearer and more meaningful opportunity to participate in the value we are working to build together, while reinforcing the expectation that we remain focused, accountable, and committed to delivering results.

In the coming days, employees who hold awards eligible for exchange will receive detailed materials explaining the program terms, including eligibility, exchangeable awards, exchange ratios, the vesting schedules, the election process, and the deadline. Eligibility and program terms will be described in the formal offer materials. Please read those materials carefully. They will include important information about the program’s benefits, risks, and conditions.

This equity exchange program reflects confidence in our people and our future. Let’s work together to build RxSight’s future.

Thank you for your continued commitment to RxSight, our customers, and the patients whose lives are improved by our work. I also want to thank the leadership team for advocating for this program and helping prepare it thoughtfully and responsibly. I am excited about what we can accomplish together.

Aziz

Important Legal Notice

The equity exchange program will be made only pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange and related materials that RxSight will file with the Securities and Exchange Commission and make available to eligible employees. Eligible employees should read those materials carefully when available because they will contain important information about the program. This communication is for informational purposes only and does not constitute an offer to buy or sell securities or a recommendation as to whether any eligible employee should participate in the program.